Filed Pursuant to Rule 424(b)(3)
Registration No. 333-223706

AXA Equitable Life Insurance Company

MONY Life Insurance Company of America

Supplement dated June 13, 2019 to the current variable life and annuity prospectuses

This Supplement updates certain information in the most recent prospectus and statement of additional information you received and in any supplements to that prospectus and statement of additional information (collectively, the ‘‘Prospectus’’). You should read this Supplement in conjunction with the Prospectus and retain it for future reference. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this Supplement have the same meaning as in the Prospectus. We will send you another copy of any prospectus or supplement without charge upon request. Please contact the customer service group referenced in the Prospectus.

The purpose of this Supplement is to provide you with information regarding changes to certain portfolios. Please note, that the portfolios may not be available under your contract or policy. As applicable to your contract or policy, please note the following changes described below.

A.	Changes to the EQ/Oppenheimer Global Portfolio

On or about May 24, 2019, Invesco Advisers, Inc. replaced OppenheimerFunds, Inc. as a Sub-Adviser to the EQ/Oppenheimer Global Portfolio. Accordingly, all references to OppenheimerFunds, Inc. in the Prospectus are replaced with Invesco Advisers, Inc.

B.	EQ/Global Equity Managed Volatility Portfolio

On or about May 24, 2019, Invesco Advisers, Inc. replaced OppenheimerFunds, Inc. as a Sub-Adviser to the EQ/Global Equity Managed Volatility Portfolio. Accordingly, all references to OppenheimerFunds, Inc. in the Prospectus are replaced with Invesco Advisers, Inc.

AXA Equitable Funds Management Group, LLC will continue to be the Investment Adviser for the Portfolios. Also, please see “The Portfolios of the Trusts” in your Prospectus for more information.

Distributed by affiliate AXA Advisors, LLC and/or for certain contracts co-distributed by affiliate

AXA Distributors, LLC

Copyright 2019 AXA Equitable Life Insurance.

AXA Equitable Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

212-554-1234

MONY Life Insurance Company of America

Administrative Office: 525 Washington Blvd.

Jersey City, NJ 07310

212-554-1234

IM-19-19 (6.19)
Global Life/Annuities - Inforce/New Biz	Catalog No. 160007 (6.19)
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